Exhibit 10.26

AMI Semiconductor, Inc.

Key Manager Incentive Plan (KMIP)

2008

Key Manager Incentive Plan (KMIP) — KMIP is designed to reward executives, senior managers and senior technical leaders for achievement of specific company performance objectives. KMIP participants directly influence the achievement of these critical company objectives.

KMIP incentive is computed as a pre-determined percentage of base salary, and is determined by the performance of the company. The Company’s performance metrics for 2008 KMIP are Operating Margin % and Revenue.

In light of the pending merger with ON Semiconductor Corporation (“ON”), the AMIS Board of Directors has made the 2008 KMIP a First Quarter plan only, meaning that the performance period for the plan commences on January 1, 2008 and ends on earlier of (a) the date the merger with ON is completed, or (b) the last day of the first fiscal quarter, which is March 29, 2008. For a payout to be earned, the merger with ON must close after February 29, 2008 and the company must achieve at least the threshold level of Revenue and Operating Income described in Exhibit A. Should the merger close after February 29, 2008 but before March 29, 2008, the AMIS Board of Directors will determine the company’s level of achievement of the Revenue and Operating Income targets based on quarter-to-date actual performance and the forecast for balance of the quarter.

2008 KMIP Summary	Revised January 23, 2008	Page 1

Table of Contents

1.0	PURPOSE	3

2.0	TERM	3

3.0	PLAN ADMINISTRATION	3

4.0	MISCELLANEOUS	3

5.0	ELIGIBILITY	4

6.0	TARGET INCENTIVES	4

7.0	INCENTIVE DETERMINATION	6

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1.0	PURPOSE

The purpose of the AMI Semiconductor, Inc. Key Manager Incentive Plan (“Plan”) is to reward executives, senior managers and senior technical leaders (AMI Semiconductor and its subsidiaries) for the achievement of company objectives.

2.0	TERM

The term of the Plan is expected to be 3 months, commencing on January 1, 2008 and ending March 29 2008. In the event the Plan runs for a period ending prior to March 29, 2008, the AMIS Board of Directors will determine the payout percentage based on the performance data available at that time. At the end of the First Quarter, the Board of Directors may extend the Plan for Second Quarter.

3.0	PLAN ADMINISTRATION

The Board of Directors of the Company approves the Company’s quarterly Operating Plans, including targets for Operating Margin % and Revenue. The Company’s Board reviews and approves the specific Operating Margin % and Revenue targets for KMIP Payouts.

Additionally the Compensation Committee of the Board of Directors reviews and recommends KMIP Incentive Targets, reviews plan results and recommends payouts for the CEO and CFO for approval by the Company’s board of directors. The Compensation Committee also reviews and approves KMIP Incentive Targets and payouts for other Executive Managers.

For non-executive management participants, the Plan will be administered by a Plan Committee consisting of the Senior Vice President of Human Resources, Chief Financial Officer and Chief Executive Officer (“Plan Committee”). The Plan Committee will have responsibility to review and approve the eligibility and target incentive amounts for non-Executive Managers.

4.0	MISCELLANEOUS

A.	This plan provides guidelines only and is not established to grant to any participant any contractual rights. AMI Semiconductor, Inc. (“AMIS”) reserves the absolute right to change this Plan, with or without notice, at any time.

B.	Nothing in this Plan shall be construed to create or to imply the creation of a term contract between AMIS and any participant nor a guarantee of employment for any specific period of time.

C.	AMIS reserves the unilateral right to terminate participation in the Plan of any individual(s) at any time, with or without cause and with or without prior written notice.

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D.	All incentive payments under the Plan are subject to the total discretion of AMIS, and, prior to distribution pursuant to the provisions of the Plan, incentive payments may be reduced or eliminated entirely if business considerations of AMIS so require.

5.0	ELIGIBILITY

To be eligible for the KMIP, the following requirements must be met:

Generally, to be eligible to receive payment pursuant to the Plan, the employee must be employed by AMIS throughout the period of time during which the performance criteria set forth in the Plan are measured, and also must be employed by AMIS up to and including the date on which any such payment pursuant to the Plan is made.

•	Participants who receive a performance rating during the plan year of “development required” (DR) are ineligible for payout.

•	Resignation by a plan participant from AMIS automatically disqualifies the participant from the Plan.

•	A Plan participant will continue to be eligible for a pro-rata KMIP incentive in the event of a company-initiated job elimination and/or reduction in force.

•

Participation in the Plan in no way affects or restricts AMIS’s unqualified right at any time to make any organizational changes that it may deem appropriate (including, but not limited to, position reassignment). These changes may change or eliminate the employee’s participation in the KMIP plan.

•	Employees on leave for more than 50% of the KMIP period are not eligible for that period’s KMIP payout.

•	Other issues of eligibility will be determined by the Plan Committee.

6.0	TARGET INCENTIVES

A.	At the start of the Plan term, a target incentive percentage will be set for each participant, based upon level in the organization and approved as described in section 3.0. Each participant’s specific incentive target will be communicated in an individual KMIP notice letter.

B.	Target incentives for all participants will be expressed as a percentage of annual base salary as of March 29, 2008.

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C.	For purposes of the Plan, “base salary” will be defined as:

•	Belgium employees will be gross monthly salary x 13.92.

•	France, Italy, Switzerland, Bulgaria and Philippines employees will be gross monthly salary x 13

•	Czech Republic employees will be gross monthly salary x 12.5

•	US, Canada, UK, Korea, and Germany employees will be gross monthly salary x 12

•

The base salary excludes any incentive payments under the Plan or any of the AMIS’s other incentive compensation programs, sales incentive programs, differentials, or other payments in addition to base salary. The formula for calculating KMIP is included below:

Mathematical Representation of Formula for Calculating KMIP Payments

First Quarter of the Year = S x (25% x IIP) x CPF

Where	S	=	Annual Base Salary (as of March 29 for first quarter)
	I I P	=	Individual Incentive Percentage (pre-determined)
	CPF	=	Company Performance Factor for first quarter

D.	For net guaranteed salaried in Belgium, target incentives will be expressed as a percentage of 70% of the annual net guaranteed salary. For purposes of the plan, annual net guaranteed salary will be the net monthly salary of March 29 x 13.92 for the first quarter incentive. The net monthly salary excludes any incentive payments under the plan or any of the AMIS’s other incentive compensation programs, sales incentive programs, differentials or other payments in addition to base salary.

E.	An employee hired into an eligible position must start on or before January 2, 2008 to be eligible for the first quarter 2008 KMIP incentive, unless otherwise approved by the Committee or as part of an approved Executive Offer.

F.	An employee promoted into an eligible position must be promoted on or before January 2, 2008 to be eligible for the first quarter 2008 KMIP incentive, unless otherwise approved by the Committee.

G.	Employees who are promoted into a higher pay grade while already participating in the KMIP will have their target incentive set based upon their pre-promotion level in the organization if promoted after January 2, 2008 for the first quarter 2008 payout. Incentive payments will not be pro-rated over two different target incentives within the same quarter.

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7.0	INCENTIVE DETERMINATION

A.

Company Performance Factor: The Company Performance Factor will be measured by achievement of Operating Margin % and Revenue targets established and set forth in the company’s Operating Plan for 2008 as approved by the Board. The 1st quarter matrix is attached in Exhibit A.

B.	If the company achieves the goals above the Threshold amounts, incentive payments will be made in April for the first quarter of the year.

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